Press Release	Source: Torrent Energy

Torrent Energy Provides Update on Water Permit Process and Operations

Monday November 19, 8:00 am ET

PORTLAND, OR--(MARKET WIRE)--Nov 19, 2007 -- Torrent Energy Corporation (the "Company") (OTC BB:TREN.OB - News) today confirmed that the public comment period has been successfully completed with respect to the water disposal permit for its coal-bed methane natural gas project in Coos Bay, Oregon operated by its wholly-owned subsidiary Methane Energy Corp. ("Methane"). The last step in the water permitting process is the final approval of the National Pollutant Discharge Elimination System Waste Discharge Permit (the "NPDES permit") by Oregon State's Department of Environmental Quality (DEQ). This approval is expected in the coming days. Upon receipt of the permit, the Company can redirect its attention toward field activities and moving the Coos Bay project from the development stage into the commercial production stage.

As part of the now complete public comment process, public informational meetings were held separately by both Methane and the DEQ in Coos County. At each of these meetings, Methane's testing procedures and water management plan were fully vetted and the public was able to question senior managers from both organizations. Written comments were also solicited and technical responses have been prepared by Methane and submitted to the DEQ for final disposition.

The final issuance of the NPDES permit will allow the Company to commence and complete its planned frac program on the Westport project wells by enabling an effective management system to treat and economically dispose of both frac and produced waters to a maximum daily volume of 2,000 barrels per day. This treatment, disposal and monitoring will be undertaken subject to the rigorous conditions imposed by the NPDES.

Torrent's president and CEO, John Carlson, stated, "The permitting process has, at times, seemed never-ending. Nevertheless, we believe it is the most critical element required to establish a commercial CBM operation in Coos County. Without the ability to treat and dispose of frac and produced water both environmentally responsibly and cost-effectively, we would not likely be able to develop an economic revenue base from this project. Torrent remains committed to doing things right and clearly this has pushed back our timetable, but our prudence has not altered our course for the future. Following this permit process to its conclusion before making additional capital expenditures for stimulating the wells and installing gas gathering and water gathering infrastructure has been a challenge that the Company is, again, committed to. At the same time, extensive planning for these future activities and expenditures has been underway behind the scenes during the water permitting process and we shall move quickly on them upon receipt of the final NPDES permit."

The Company has filed its second quarter financial statements, which reflect diminishing cash balances. Since late August 2007, Torrent has been pursuing new strategic sources of equity capital to fund additional development in the Westport project area as well as Torrent's Washington project. The Company is currently reviewing one specific financing option that has been offered, and continues discussions with a number of other capital sources with the goal to bring in new capital by the end of November. "We are clearly in need of additional financing, and we plan to find the best capital solution to provide us with the ability to maintain our operations and serve the interests for our existing shareholder base."

About Torrent Energy Corporation

Torrent Energy Corporation is an exploration company focusing on developing non-conventional natural gas reserves in the Northwestern United States. The Company's primary objective is to create value for stakeholders by applying strong technical expertise to projects. The current focus of the Company's Oregon subsidiary, Methane Energy Corp., is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 118,000 acres of prospective land. For more information please visit www.torrentenergy.com.

Safe Harbor Statement: This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, that the water disposal plan approval allows the Company to now move forward on their stated mission of moving the Coos Bay field from the development stage into the commercial production stage; that the final permit is scheduled to be completed and issued to Torrent Energy in the coming days; that with the issuance of this permit, we are now ready to proceed with our field development/production plans, including fracture stimulation and pipeline tie-in to the Coos County gas transmission system; and that we will be able to bring in new capital by the end of November.

It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, inability to maintain qualified employees or consultants, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling and/or interpreting data, market fluctuations and spot prices for gas, and the possibility that no commercial quantities of gas are found or recoverable. For more risk factors about our Company, readers should refer to risk disclosure in our most recent 10-K and Form 10-Q filed on Edgar.

Contact:

For further information please contact:

Investor Relations in the U.S.

Pfeiffer High Investor Relations, Inc.

Geoff High

Principal

Phone: 303-393-7044

Email: geoff@pfeifferhigh.com

Investor Relations in Canada

CHF Investor Relations

Cathy Hume

Account Manager

Phone: 416-868-1079 ext. 231

Email: cathy@chfir.com

Torrent Energy Corp.

John Carlson

President & CEO

Phone: 503-224-0072

Email: info@torrentenergy.com

Source: Torrent Energy